Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES SALE OF COMMON STOCK

     Austin, TX — November 9, 2005 — Brigham Exploration Company (NASDAQ:BEXP) announced today that it intends to issue and sell 8,500,000 shares of its common stock to the public under its shelf registration statement declared effective by the Securities and Exchange Commission on June 30, 2004.
SALE OF COMMON STOCK
     Brigham announced today that it has filed a preliminary prospectus supplement, pursuant to which it intends to issue and sell 8,500,000 shares of its common stock to the public. The offering, if consummated, will be made pursuant to Brigham’s shelf registration statement on Form S-3, which was declared effective by the Commission on June 30, 2004. Prior to and contingent upon the consummation of the offering, Brigham will repurchase 6,000,000 shares of common stock from certain of its stockholders. The preliminary prospectus supplement provides the underwriters with a 30-day option to purchase up to 1,275,000 additional shares to cover any over-allotments. An equivalent number of shares to be sold in the over-allotment will be repurchased by Brigham from the same stockholders from whom Brigham is purchasing shares in the initial offering.
     Raymond James and RBC Capital Markets Corporation will act as co-lead managers for the offering. Friedman, Billings, Ramsey & Company, Johnson Rice & Company and Dahlman Rose & Company will act as co-managers. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from the offices of Raymond James, 800 Carillon Parkway, St. Petersburg, Florida, 33716, phone number: 727-567-2400.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Brigham, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Brigham Exploration
     Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward Looking Statement Disclosure
     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	John Turner, Director of Finance & Business Development (512) 427-3300

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